Exhibit 10.1
May 29, 2007
Mr. Lewis Kling
President and Chief Executive Officer
Flowserve Corporation
Dear Lew:
Your colleagues on the Board of Directors of Flowserve Corporation want you to know how pleased we are with the company’s performance since you assumed the positions of President and Chief Executive Officer. The completion of the restatements; the drive toward focusing the business units on operational excellence, cooperation, customer satisfaction and total solutions selling; and the strong financial results that have been posted are all very clear indicators of your effectiveness in leading Flowserve over the last 21 months. Building a strong executive team that will continue the implementation of the company’s operational and strategic plans and then be able to lead the company subsequent to your retirement is now of paramount importance, and your commitment to this objective is recognized and valued.
We are pleased that you are willing to serve beyond the term of your existing employment agreement and until your successor as CEO is qualified and elected. We have given a great deal of consideration to your total compensation opportunity and have decided to take a variety of actions regarding your long-term incentives. As you shift your focus from dealing with restoring effective operations to preparing the organization for the future, we intend to provide for long-term incentives that recognize those new challenges and, if you are successful, have the potential to enhance significantly the value of your compensation over the term of your employment and beyond.
The long-term compensation package that we have designed, which is summarized in the following paragraphs, is closely linked to the continuing improvement of company performance both absolutely and relative to the Aspiration Group that was recently identified by management (and approved by the Organization & Compensation Committee) as the appropriate benchmark group for both compensation and performance. Of course, there would be no reduction in your base salary during the term of your employment, and you would be provided with benefits during the term of your employment on basis no less favorable than that applicable to other senior management of the company from time to time.
First, we would set the annual grant value of your long-term incentives at three times your annual salary in effect on each grant date for each full year of employment. Consistent with the overall program we recently approved and as further provided in this letter agreement, it is currently planned that these annual awards will be evenly divided between restricted stock units (RSUs) with time-based vesting and performance-based restricted shares the vesting of which will be dependent on Flowserve performance relative to the Aspiration Group in overlapping three-year performance periods. These awards to you would be made on terms and conditions (including with respect to the establishment of award targets and thresholds) no less favorable than those applicable to other senior management of the company.
Second, in connection with your willingness to serve beyond the end of your existing employment agreement, we believe that you should have the ability to benefit from the plans you have created and implemented as well as from the foundation that you are building in the management team, not only through the term of your employment, but also in the years immediately following your retirement. Therefore, in a major departure from our standard practice, (i) you would receive full awards of RSUs and performance-based restricted shares for each of 2008 and 2009 unless your employment is terminated before the date of grant in such year by reason of death or disability (as defined in your existing employment agreement), by the company for cause (as that term is defined in your existing employment agreement) or by you for any reason other than following the assignment to you of duties materially inconsistent with your position or following any actions by the company resulting in a material diminution of your position or duties, and (ii) you would have the opportunity to vest or earn all of those full awards (provided that, to the extent any awards that might otherwise be required following a termination of employment cannot be made as contemplated by reason of securities or other laws, the company will provide an award of economically equivalent value as of the date of grant (as determined for financial reporting purposes) in a form that does not result in a violation of such laws). The RSUs will vest in accordance with the terms of each grant (currently in thirds on each of the first three anniversaries of grant) and the performance-based restricted shares may be earned on the basis of performance over the three-year periods to which they pertain. In practical terms (assuming that a new CEO is in place no later than February 2010), this means that vesting and earnout of some of your awards will continue to occur in 2010, 2011 and 2012 and will not be dependent on your being employed by the company.
Third, in connection with your agreeing to serve beyond the expiration of your existing employment agreement, we would grant you 50,000 performance-based restricted shares. Half of these shares may be earned on the basis of Flowserve’s three-year average RONA performance relative to the Aspiration Group after your retirement. If Flowserve’s projected RONA performance in the years ending 2010, 2011, and 2012 is achieved as determined by the O&C Committee, the shares would be earned. The other half of the 50,000 performance-based restricted shares may be earned on the basis of Flowserve’s three-year average total shareholder return (TSR), also relative to the Aspiration Group’s three-year average TSR. The shares would be earned if Flowserve’s TSR equals or exceeds the average three-year TSR of the Aspiration Group in the years ending 2010, 2011, and 2012. In either case, if relative performance falls short of the goals, the shares would not be earned. For each of these performance requirements, fifty percent of the awards would be subject to earnout over the three-year period 2008-2010, 30 percent over the three-year period 2009-2011 and 20 percent over the three-year period 2010-2012.

Among the conditions of the grants described in this letter are (a) that you must remain employed as CEO through the earlier of the date at which the Board of Directors appoints a new CEO or February 28, 2010, and (b) that you will agree to resign your employment and position as a director and all other positions with the company and its affiliates upon the qualification of a new CEO without recourse to the company’s severance plan for corporate officers or any other severance arrangements to which you are otherwise entitled (provided that you will be paid your “accrued compensation (as defined in your existing employment agreement and provided further that, if you are terminated by the company without cause (as defined in your existing employment agreement) or if you terminate your employment following the assignment to you of duties materially inconsistent with your position or following any actions by the company resulting in a material diminution of your position or duties, in either case after June 30 of any year, you will be paid a pro-rata portion (based on the number of days worked during the year divided by 365) of the annual bonus that otherwise would have been paid to you, at the time the bonus otherwise would have been paid to you, based upon the actual level of performance for such year).
The grants will be structured to enable you to retire upon the qualification of your successor as CEO without any adverse effect on the grants or your rights under the grants. However, notwithstanding anything in your existing employment agreement, should you resign or retire without the consent of the Board of Directors prior to February 28, 2010 (other than following the assignment to you of duties materially inconsistent with your position or following any actions by the company resulting in a material diminution of your position or duties), or should you be terminated for cause (as that term is defined in your existing employment agreement) at any time, the grants will be forfeited and the post-retirement vesting/earnout provisions of all other long-term incentive grants that you might have received (whether or not vested and including, but not limited to, stock options, restricted stock, restricted stock units, performance shares, performance share units and contingent performance awards) will be cancelled without payment and have no further force or effect (though of course you will retain amounts under grants that had already been exercised and shares and units as to which the forfeiture restrictions shall have lapsed). For the avoidance of doubt, notwithstanding anything in your existing employment agreement, if your employment is terminated by the company before February 28, 2010 without cause (as that term is defined in your existing employment agreement), if your employment is terminated before February 28, 2010 by reason of disability (as that term is defined in your existing employment agreement) or death, if you voluntarily terminate employment before February 28, 2010 following the assignment to you of duties materially inconsistent with your position or following any actions by the company resulting in a material diminution of your position or duties, or if you resign before February 28, 2010 upon the appointment of a successor CEO, all incentive awards that are not performance based shall vest in full upon such termination, while all incentive awards that are performance based shall continue in force in accordance with their terms. Also, if your employment is terminated by the company without cause, or by you voluntarily following a diminution of your position or duties, or if your employment is terminated due to your death or disability, the unvested balances (if any) of your non-qualified retirement plans shall become fully vested upon such termination. Moreover, in the event there is a change in control of the company after the expiration of your existing employment agreement at the end of its current term, the incentive awards you then hold will be treated in a manner no less favorable than the treatment of awards then held by other senior management of the company.
Finally, the company will permit you and your dependents, at your expense with respect to the full cost of the applicable coverage, to participate in the company’s health and dental plans as in effect from time to time (to the extent permitted under the terms of such plans and further to the extent such participation would not cause an adverse tax consequence to any of the company’s other current or former employees) after February 28, 2010 (or, if earlier, at such time as you otherwise lose coverage under the company’s health and dental plans following a termination of employment) until the time you and your spouse each become eligible for coverage under Medicare or a plan of a subsequent employer (unless your employment is terminated before February 28, 2010 by the company for cause (as that term is defined in your existing employment agreement)). If the company’s health and dental plans do not permit you and your spouse to participate following your retirement (or to the extent such participation would cause an adverse tax consequence to any of the company’s other current or former employees), the company will reimburse you (or your spouse, as the case may be) for any costs incurred in obtaining coverage comparable to that available under the company’s health and dental plans as in effect from time to time in excess of what you or your spouse would have had to pay to participate in the company’s health and dental plans pursuant to the immediately preceding sentence.
We believe that this package of enhanced long-term incentives is appropriately performance oriented, creates a strong incentive for you to prepare the company for the future, and presents a very sizable potential addition to your total compensation should you succeed in doing so. We are prepared to move as quickly as possible to implement the plans. Of course, the application of your existing employment agreement to the disposition of incentive compensation awards following termination of employment is modified to the extent inconsistent with the foregoing provisions of this letter agreement (though the existing employment agreement otherwise shall remain in effect in accordance with its terms until the end of its current term), and following the expiration of your existing employment agreement at the end of its current term, that agreement will be of no further force or effect and your employment status will be “at will,” provided of course that the company’s obligations under Section 11 (titled, “Indemnification”) of your existing employment agreement will survive the expiration of that agreement.
Award agreements will memorialize the terms and conditions of the long-term incentive grants as described above together with your and the company’s other respective obligations under each such grant in accordance with the company’s standard practices.

Flowserve is certainly in a strong position today, and headed in the right direction. But there is still much that needs to be done. You have already led the company to significant performance improvements, and we are confident that you will lead us to even greater heights in the years ahead. We look forward to working with you to help you achieve that goal.
Please acknowledge your acceptance of the terms of this letter agreement by countersigning below where indicated. This letter agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
Very truly yours,

/s/ Christopher A. Bartlett
Christopher A. Bartlett
Chairman, Organization and Compensation Committee
Flowserve Corporation
ACKNOWLEDGED AND AGREED

/s/ Lewis Kling
Lewis Kling Date: May 29, 2007